Exhibit 99.1 Earnings Press Release

Emclaire Financial Corp Reports Earnings for Second Quarter 2020

EMLENTON, Pa., July 17, 2020 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $1.2 million, or $0.44 per diluted common share, for the three months ended June 30, 2020, a decrease of $846,000, or 41.3%, from $2.0 million, or $0.75 per diluted common share, reported for the comparable period in 2019. Net income available to common stockholders for the six-month period ended June 30, 2020 was $2.4 million, or $0.88 per diluted common share, a decrease of $1.7 million, or 42.1%, from $4.1 million, or $1.52 per diluted common share, for the same period in 2019. The decrease in net income for both periods compared to the same periods in 2019 resulted from a decrease in net interest income and increases in the provision for loan losses and noninterest expense, partially offset by an increase in noninterest income and a decrease in the provision for income taxes.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “The well-being of our shareholders, customers, employees and communities remains our top priority as we continue to navigate through the uncertainties brought about by the COVID-19 pandemic and resulting economic crisis.  We have and will continue to manage our business in a thoughtful and conservative manner to meet customer needs and support our communities, including operating our banking offices in a socially responsible manner, strengthening our digital and electronic channels and offering loan payment relief options.  We are proud to have provided over $52.4 million in economic relief to 646 local small businesses through the Small Business Administration's (SBA's) Paycheck Protection Program (PPP).  We are confident that with our dedicated board of directors, management team and staff, diversified loan portfolio and strong capital position, we will successfully endure these uncertain times.”

QUARTERLY OPERATING RESULTS OVERVIEW

Net income available to common stockholders decreased $846,000, or 41.3%, to $1.2 million, or $0.44 per diluted common share, for the three months ended June 30, 2020, compared to net income of $2.0 million, or $0.75 per diluted common share for same period in 2019.  The decrease resulted from a decrease in net interest income of $160,000 and increases in the provision for loan losses and noninterest expense of $830,000 and $310,000, respectively, partially offset by an increase in noninterest income of $247,000 and a decrease in the provision for income taxes of $207,000.

Net interest income decreased $160,000, or 2.3%, to $6.9 million for the three months ended June 30, 2020 from $7.1 million for the same period in 2019. The decrease in net interest income resulted from an increase in interest expense of $288,000, or 15.4%, partially offset by an increase in interest income of $128,000, or 1.4%.  The increase in interest expense occurred as the average rate on interest-bearing deposits increased 8 basis points to 1.15% for the three months ended June 30, 2020 from 1.07% for the same period in 2019 causing a $134,000 increase in interest expense.  Additionally, the Corporation's average balance of interest-bearing deposits increased $47.6 million, or 7.7%, causing a $131,000 increase in interest expense. The increase in interest income was driven by an $81.5 million increase in the average balance of loans outstanding as a result of record loan production during the first quarter and the addition of $51.9 million of PPP loans in the second quarter of 2020.  The PPP loans are earning an annual interest rate of 1.00% and resulted in $2.0 million of SBA fees which will be accreted into interest income over the life of the loans.  During the quarter ended June 30, 2020, the Corporation recognized $265,000 of interest income related to the PPP loans.  Partially offsetting the increase in income from the additional loan volume, the Corporation experienced a 39 basis point decrease in the yield on earning assets to 3.96% for the three months ended June 30, 2020 from 4.35% for the same period in 2019.  This was primarily driven by lower loan yields resulting from a highly competitive environment, market interest rates decreasing during the second half of 2019 and through the first half of 2020 and the addition of the lower yielding PPP loans.  Without the addition of the PPP loans, the Corporation would have experienced a 34 basis point decrease in the yield on earning assets to 4.01% for the three months ended June 30, 2020.

The provision for loan losses increased $830,000 to $1.1 million for the three months ended June 30, 2020 from $270,000 for the same period in 2019. The increase in the provision for loan losses was due to growth in the residential and consumer loan portfolios, an increase in the specific pandemic qualitative allowance factor, risk rating changes for loans which were granted payment deferrals and an increase in criticized and classified loans. Criticized and classified loans increased $6.0 million during the quarter ended June 30, 2020 to $22.2 million, or 2.2%, of total assets from $16.2 million, or 1.7%, of total assets at March 31, 2020. Of this $6.0 million increase, $5.1 million related to the downgrade of five commercial relationships after receipt of current financial information. The increase is not viewed to be indicative of the entire loan portfolio performance and did not result directly from COVID-19 related issues.

Noninterest income increased $247,000, or 21.8%, to $1.4 million for the three months ended June 30, 2020 from $1.1 million for the same period in 2019 due to a $558,000 increase in gains on the sale of securities, partially offset by a $248,000 decrease in fees and service charges. During the quarter ended June 30, 2020, the Corporation sold a total of $31.2 million of low-yielding mortgage-backed and collateralized mortgage obligation securities and realized a net gain of $557,000.  The sale proceeds were utilized to repay $15.0 million of Federal Home Loan Bank (FHLB) term advances and purchase higher yielding municipal securities. The decrease in fees and service charges was primarily due to a decline in overdraft charges as the COVID-19 pandemic resulted in widespread government mandated stay-at-home and business shut down orders which dramatically impacted consumer spending.

Noninterest expense increased $310,000, or 5.8%, to $5.6 million for the three months ended June 30, 2020 from $5.3 million for the same period in 2019. The increase was primarily attributable to increases in other noninterest expense, compensation and benefits expense and professional fees of $329,000, $54,000 and $20,000, respectively, partially offset by decreases in FDIC insurance expense and premises and equipment expense of $50,000 and $39,000, respectively.   The increase in noninterest expense primarily related to prepayment penalties of $238,000 incurred as a result of the aforementioned early repayment of FHLB debt.

The provision for income taxes decreased $207,000, or 43.8%, to $266,000 for the three months ended June 30, 2020 from $473,000 for the same period in 2019 as a result of the decrease in net income before provision for income taxes.

YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Net income available to common stockholders decreased $1.7 million, or 42.1%, to $2.4 million, or $0.88 per diluted common share, for the six months ended June 30, 2020, compared to net income of $4.1 million, or $1.52 per diluted common share for same period in 2019.  The decrease resulted from a decrease in net interest income of $690,000 and increases in the provision for loan losses and noninterest expense of $1.4 million and $242,000, respectively, partially offset by an increase in noninterest income of $215,000 and a decrease in the provision for income taxes of $421,000.

Net interest income decreased $690,000, or 4.8%, to $13.6 million for the six months ended June 30, 2020 from $14.3 million for the same period in 2019. The decrease in net interest income resulted from an increase in interest expense of $729,000, or 20.0%, while interest income increased a modest $39,000. The increase in interest expense occurred as the average rate on interest-bearing deposits increased 16 basis points to 1.19% for the six months ended June 30, 2020 from 1.03% for the same period in 2019 causing a $541,000 increase in interest expense.  Additionally, the Corporation's average balance of interest-bearing deposits increased $36.3 million, or 5.9%, causing a $193,000 increase in interest expense. The increase in interest income was driven by a $46.9 million increase in the average balance of loans outstanding as a result of record loan production during the first quarter of 2020 and the addition of $51.9 million of PPP loans in the second quarter of 2020.  The PPP loans are earning an annual interest rate of 1.00% and resulted in $2.0 million of SBA fees which will be accreted into interest income over the life of the loans.  During the six months ended June 30, 2020, the Corporation recognized $265,000 of interest income related to the PPP loans. Partially offsetting the increase in income from the additional loan volume, the Corporation experienced a 33 basis point decrease in the yield on earning assets to 4.07% for the six months ended June 30, 2020 from 4.40% for the same period in 2019.  This was primarily driven by lower loan yields resulting from a highly competitive environment, market interest rates decreases during the second half of 2019 and through the first half of 2020 and the addition of the lower yielding PPP loans.  Without the addition of the PPP loans, the Corporation would have experienced a 31 basis point decrease in the yield on earning assets to 4.09% for the six months ended June 30, 2020.

The provision for loan losses increased $1.4 million to $1.9 million for the six months ended June 30, 2020 from $450,000 for the same period in 2019. Criticized and classified loans increased $5.2 million during the six months ended June 30, 2020 to $22.2 million, or 2.2%, of total assets from $17.0 million, or 1.9%, of total assets at December 31, 2019. Of this $5.2 million increase, $5.1 million related to the downgrade of five commercial relationships after receipt of current financial information. The increase is not viewed to be indicative of the entire loan portfolio performance and did not result directly from COVID-19 related issues.

Noninterest income increased $215,000, or 9.8%, to $2.4 million for the six months ended June 30, 2020 from $2.2 million for the same period in 2019 due to a $634,000 increase in gains on the sale of securities, partially offset by a $352,000 decrease in fees and service charges. During the six months ended June 30, 2020, the Corporation sold a total of $39.4 million of primarily low-yielding mortgage-backed and collateralized mortgage obligation securities and realized a net gain of $635,000.  The sale proceeds were utilized to repay $15.0 million of FHLB term advances and purchase primarily higher yielding municipal securities. The decrease in fees and service charges was primarily due to a decline in overdraft charges as a result of the COVID-19 pandemic.

Noninterest expense increased $242,000, or 2.2%, to $11.1 million for the six months ended June 30, 2020 from $10.9 million for the same period in 2019. The increase was primarily attributable to increases in other noninterest expense, compensation and benefits expense and professional fees of $393,000, $50,000 and $19,000, respectively, partially offset by decreases in FDIC insurance expense and premises and equipment expense of $130,000 and $83,000, respectively.   The increase in noninterest expense primarily related to prepayment penalties of $238,000 incurred as a result of the aforementioned early repayment of FHLB debt.

The provision for income taxes decreased $421,000, or 45.3%, to $508,000 for the six months ended June 30, 2020 from $929,000 for the same period in 2019 as a result of the decrease in net income before provision for income taxes.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $88.0 million, or 9.6%, to $1.0 billion at June 30, 2020 from $915.3 million at December 31, 2019.  The increase in assets was driven primarily by a $108.4 million increase in net loans receivable, partially offset by a decrease in securities of $28.7 million.  Loan balances at June 30, 2020 includes $51.9 million of PPP loans which were funded during the second quarter of 2020. Liabilities increased $85.3 million, or 10.3%, to $914.7 million at June 30, 2020 from $829.4 million at December 31, 2019 due to increases in customer deposits and borrowed funds of $81.6 million and $3.5 million, respectively. The increase in customer deposits was primarily associated with the retention of PPP loan proceeds, consumer economic stimulus payments and a decrease in overall consumer spending resulting from the COVID-19 pandemic.

Nonperforming assets increased to $5.4 million, or 0.54% of total assets at June 30, 2020, compared to $3.2 million, or 0.34% of total assets at December 31, 2019.  Classified and criticized assets increased $5.2 million to $22.2 million or 2.2% of total assets at June 30, 2020, compared to $17.0 million or 1.9% of total assets at December 31, 2019.  The COVID-19 pandemic is obviously impacting the global and local economies and some customers' ability to continue making timely loan payments.  The Bank is focused on addressing the challenges of those facing hardship due to the pandemic and, as of July 14, has granted payment deferrals of up to three months on 428 loans which impacts $105.6 million, or 13.0% of the Bank's total loans.  The Bank continues to carefully monitor these loans and the entire loan portfolio and is well-positioned to weather a potential weakening of asset quality that may occur related to current circumstances.

Stockholders’ equity increased $2.7 million, or 3.1%, to $88.5 million at June 30, 2020 from $85.9 million at December 31, 2019 primarily due to a $1.7 million increase in accumulated other comprehensive income and a $768,000 increase in retained earnings as a result of $2.4 million of net income available to common stockholders, partially offset by $1.7 million of common dividends paid.  The Corporation remains well capitalized and is well positioned for continued growth with total stockholders’ equity at 8.8% of total assets.  Book value per common share was $31.14 at June 30, 2020, compared to $30.14 at December 31, 2019.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:

William C. Marsh

Chairman, President and

Chief Executive Officer

Phone: (844) 800-2193

Email:  investor.relations@farmersnb.com

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Six month period
	ended June 30,		ended June 30,
	2020	2019	2020	2019

Interest income	$9,082	$8,954	$17,985	$17,946
Interest expense	2,160	1,872	4,373	3,644
Net interest income	6,922	7,082	13,612	14,302
Provision for loan losses	1,100	270	1,892	450
Noninterest income	1,378	1,131	2,403	2,188
Noninterest expense	5,640	5,330	11,131	10,889
Income before provision for income taxes	1,560	2,613	2,992	5,151
Provision for income taxes	266	473	508	929
Net income	1,294	2,140	2,484	4,222
Preferred stock dividends	91	91	91	91
Net income available to common stockholders	$1,203	$2,049	$2,393	$4,131

Basic earnings per common share	$0.44	$0.76	$0.88	$1.53
Diluted earnings per common share	$0.44	$0.75	$0.88	$1.52
Dividends per common share	$0.30	$0.29	$0.60	$0.58

Return on average assets (1)	0.53%	0.96%	0.52%	0.95%
Return on average equity (1)	5.92%	10.36%	5.70%	10.42%
Return on average common equity (1)	5.78%	10.45%	5.77%	10.74%
Yield on average interest-earning assets	3.96%	4.35%	4.07%	4.40%
Cost of average interest-bearing liabilities	1.22%	1.16%	1.26%	1.13%
Cost of funds	0.98%	0.94%	1.03%	0.92%
Net interest margin	3.03%	3.45%	3.08%	3.51%
Efficiency ratio	71.91%	63.95%	71.42%	65.11%

(1)	Returns are annualized for the periods reported.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	6/30/2020	12/31/2019

Total assets	$1,003,269	$915,296
Cash and equivalents	25,834	14,986
Securities	91,400	120,126
Loans, net	803,732	695,348
Intangible assets	20,624	20,707
Deposits	868,712	787,124
Borrowed funds	32,050	28,550
Common stockholders' equity	84,338	81,652
Stockholders' equity	88,544	85,858

Book value per common share	$31.14	$30.14

Net loans to deposits	92.52%	88.34%
Allowance for loan losses to total loans	1.00%	0.93%
Nonperforming assets to total assets	0.54%	0.34%
Stockholders' equity to total assets	8.83%	9.38%
Shares of common stock outstanding	2,708,712	2,708,712